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                                                                    EXHIBIT 99.1

CERNER CORPORATION AGREES TO ACQUIRE ADAC'S HEALTH CARE INFORMATION SYSTEMS BUSINESS

KANSAS CITY, Mo. & MILPITAS, Calif.--(BW HealthWire)--Oct. 24, 2000--Cerner Corporation and ADAC Laboratories today announced that Cerner has agreed to acquire ADAC's Health Care Information Systems (HCIS) business, excluding its Cardiology Systems Group, for approximately $6 million cash.

The companies expect to complete the transaction in November 2000, pending customary closing conditions and regulatory approval.

Cerner Corporation designs, develops, markets, installs and supports information systems and content solutions for health organizations and consumers. Cerner's HNA Millennium-Registered Trademark- suite of clinical, management, and financial information systems is the most innovative and integrated HIS package to span the continuum of care and deliver significant benefits to healthcare organizations in terms of increased quality of care, patient safety and operational efficiencies.

"ADAC's HCIS business, which produces information and image management solutions for radiology departments, will provide a unique complement to our significant radiology client base," said Neal L. Patterson, Chairman and chief executive officer of Cerner. "Radiology is one of the most important diagnostic centers of healthcare. The acquisition of ADAC's HCIS business will allow Cerner to broaden our market presence in the radiology industry. A broad installed base of clinical systems furthers our mission to increase healthcare efficiencies, reduce medical error and improve appropriate clinical decision-making. We are pleased to acquire the tremendous radiology capabilities of ADAC's HCIS and look forward to meeting the evolving needs of its client base." "Cerner is proud of our record of product innovation, combined with one of the highest levels of client satisfaction and support in the healthcare technology industry," continued Mr. Patterson. "We look forward to serving the future needs of ADAC's HCIS clients and sharing Cerner's vision for transforming health care with these new clients. We believe this transaction will be non-dilutive financially in 2001 and will contribute positively to earnings in 2002."

R. Andrew Eckert, ADAC's chief executive officer, said, "We are pleased to announce this agreement that we expect will be beneficial for all parties involved. We believe that ADAC's HCIS customers will be well served by Cerner, the leading provider of information technology in the health care industry. For ADAC, this transaction will enable us to fully concentrate our resources on our core businesses of nuclear medicine, positron emission tomography, and radiation therapy products."

ADAC anticipates that it will take a charge of approximately $7 million (net of tax) in its fourth fiscal quarter ended October 2, 2000, as a result of the divestiture. This is in addition to the company's previously announced $2 million charge relating to the disposition of the Cardiology Systems Group, which ADAC is selling to Camtronics, a subsidiary of Analogic Corporation. ADAC expects to treat the HCIS business as a discontinued operation and to report an estimated loss for the fourth quarter of approximately $.05 per share for HCIS, separately from the results of its continuing operations.

About Cerner Corporation

Cerner Corporation (WWW.CERNER.COM) is the leading supplier of clinical and management information and knowledge systems to more than 1,000 healthcare organizations worldwide. Cerner's mission is to connect the appropriate persons, knowledge, and resources at the appropriate time and location to achieve the optimal health outcome. The company's vision is to improve the health of communities through innovation and investments in information technology. Cerner strives to transform the healthcare delivery system by increasing the quality of care, improving efficiencies, eliminating medical error and connecting the individual to the system with innovative information solutions. HNA Millennium is Cerner's comprehensive suite of solutions that promote personal and community health management by connecting consumers, clinicians and healthcare organizations into a streamlined, unified single care process. HNA Millennium applications work on a cohesive platform that is open, intelligent and scalable, allowing vital health

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information to be accessed and shared throughout the healthcare system.
Cerner...we make healthcare smarter. Cerner and HNA Millennium are trademarks of Cerner.

About ADAC Laboratories

ADAC Laboratories is the world market-share leader in nuclear medicine and radiation therapy products, and an emerging leader in positron emission tomography. ADAC is headquartered in Milpitas, CA. Additional information about ADAC can be found on its web site at WWW.ADACLABS.COM.

This press release contains forward-looking statements within the meaning of the Securities Act, including statements regarding the proposed acquisition of ADAC's HCIS business by Cerner and the future benefits of this transaction. Factors that could cause actual results to differ materially from those contained in such forward-looking statements include, but are not limited to, risks related to the planned acquisition including the inability to close the planned transaction or to achieve expected synergies; the successful integration and market acceptance of the product technologies; and other factors as described in the "Business Considerations" section of ADAC's most recent Form 10-Q for the fiscal quarter ended July 2, 2000, and in Cerner's periodic filings with the Securities and Exchange Commission. All forward-looking statements are based on information available to the companies on the date hereof, and the companies assume no obligation to update such statements.

CONTACT:
     Cerner
     Marc Naughton, 816/201-2525 (Investors)
     MNAUGHTON@CERNER.COM

     or
     Ashley Crosby Davidson, 816/201-1580 (Media)
     ACROSBY@CERNER.COM
     HTTP://WWW.CERNER.COM

     or
     ADAC Linda Snyder, 408/468-3750
     LSNYDER@ADACLABS.COM
     HTTP://WWW.ADACLABS.COM